Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Banzai International, Inc. Post-Effective Amendment No. 2 of the S-8 Registration Statement of our report dated April 1, 2024, except for Note 3 as to which the date is September 19, 2024, which includes an explanatory paragraph as to Banzai International, Inc.’s ability to continue as a going concern with respect to our audits of the consolidated financial statements of Banzai International, Inc. as of December 31, 2023 and 2022 and for the years ended appearing in the Registration Statement Form S-1 (File No. 333-282232). We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

Marlton, NJ

January 10, 2025